EXHIBIT 10.3

EMPLOYMENT AGREEMENT

AGREEMENT, dated the 26 day of April, 2005, by and between FIRST SOURCENERGY WYOMING, INC. (“FSW’), GASTAR EXPLORATION, LTD., a Canadian corporation (“Gastar”), (FSW and Gastar are collectively “Gastar” or “Company”), and Michael A. Gerlich (“Gerlich”).

WITNESSETH:

WHEREAS, Gastar seeks to employ Gerlich as Vice President and Chief Financial Officer (collectively “CFO”) of Gastar effective May 17, 2005 (“Effective Date”); and

WHEREAS, the Board of Directors of Gastar (“Board”) believes that Gerlich may contribute significantly to the growth and success of the Company; and

WHEREAS, Gerlich is willing to become employed by the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth herein, the parties hereto agree as follows:

1.	Employment. Effective May 17, 2005, subject to the terms and conditions herein, Gastar shall employ Gerlich as CFO. Gerlich accepts such employment, subject to the terms and conditions herein Gerlich shall serve the Company and be subject to the general supervision, advice and direction of the Chief Executive Officer (“CEO”) and Board.

2.	Duties. Gerlich shall be the Vice President and Chief Financial Officer of Gastar with such authority and duties as are customary for that position, or as directed by the CEO and Board.

3.	Term of Employment. Gerlich’s employment shall be effective as of May 17, 2005, and shall continue thereafter unless sooner terminated in accordance with the provisions of this Agreement.

4.	Termination of Employment. Notwithstanding any other provision of this Agreement to the contrary, Gerlich’s employment shall terminate at any time as set forth below:

(a)	Gerlich’s employment shall terminate without notice upon Gerlich’s death;

(b)	Gerlich’s employment shall terminate without notice upon Gerlich’s Disability. As used herein only, the term “Disability” means the inability, due to physical or mental illness of Gerlich, to perform, in the sole opinion of the CEO, the functions essential to his position with or without accommodation, for more than fifty (50%) of the time during a continuous period of twelve (12) months. The date of disability shall be deemed to be the last day of said twelve (12) month period, or the last day on which Gerlich’s disability, taken with the prior days during that 12 month period, exceeds said fifty percent (50%) of the time whichever date occurs earlier. Successive periods of illness or injury due to the same or related causes shall be considered as one period of disability unless such period is separated by Gerlich’s return to full-time employment for three (3) successive months.

(c)

After the first full, complete year of Gerlich’s employment, Gerlich may terminate his employment for any or no reason, with or without cause, upon two (2) month’s written notice to Company. During the first year of Gerlich’s employment, this written notice period shall be one (1) month. Notwithstanding the other provisions of this Section 4(c), if there is a “change of control” in the Company, whether as a result of a sale of all or substantially all of its assets, purchase of over 50% of the stock of the Company, or through merger, consolidation, corporate restructuring or otherwise, and that “change in control” results in a material change in the scope of

Gerlich’s duties and responsibilities such that Gerlich terminates his employment, Severance shall be payable to Gerlich by the Company as provided in Section 8 herein.

(d)	After the first year of Gerlich’s full, complete employment, Company may terminate Gerlich’s employment for any or no reason, with or without cause, upon two (2) months written notice to Gerlich. During the first year of Gerlich’s employment, this written notice period shall be one (1) month.

(e)	Company may terminate Gerlich’s employment at any time, without prior notice, upon a showing of “Reasonable Cause.” “Reasonable Cause” shall be defined for purposes of this Agreement as being:

(i)	Any act or omission which constitutes dishonesty, disloyalty, fraud, deceit, intentional misconduct, or recklessness with respect to a material part of his duties, including the willful violation of Company’s established written policies and procedures. Any act or omission by Gerlich done at the direction of, or under the guidance of senior management of the Company, its Board, its outside counsel, or its independent auditors, which direction and guidance Gerlich reasonably follows, shall not be considered intentional misconduct or recklessness. Further, Gerlich’s refusal to relocate to an office of the Company more than 50 miles from its current location in Houston, Texas shall not be considered intentional misconduct.

(ii)	Any felony conviction under the laws of any state or the United States, which is affirmed on all appeals or not timely appealed;

(iii)	Breach of any material provision of this Agreement, which breach is not cured within thirty (30) days of written notice to Gerlich of said breach;

(iv)	Refusal to perform legal and reasonable services that Gerlich is required to perform under this Agreement after explicit instructions from the CEO and/or Board of the Company ordering Gerlich to perform such services.

Within 48 hours upon termination of his employment, excluding weekends or holidays, Gerlich shall return to Company all confidential information and all originals and copies of any other property or information owned by Company or relating to its business, in Gerlich’s possession or under his control, including any and all information electronically stored and retrievable, and including all credit cards, papers, books, equipment, files, computers, disks and automobiles. Company shall have the immediate right to all such information if Gerlich is terminated under Paragraphs 4(e). Within 30 days of termination for Reasonable Cause or Disability, Gerlich and his counsel shall have the right to meet with the CEO regarding Gerlich dismissal.

5.	Compensation. Company shall pay Gerlich a gross salary, before all taxes and deductions of Two Hundred Seventy Five Thousand Dollars ($275,000) for the first full year of his employment. Such salary may be adjusted upward, in the discretion of the CEO, Board and its Compensation Committee, at each year’s anniversary date of his employment as CEO. As such, his salary may be adjusted upward effective May 9th of each successive year. Subject to the provisions of the next Paragraph, Gerlich’s salary may also be adjusted downward at each anniversary date by the CEO, the Board or its Compensation Committee, provided that Gerlich is given the basis for the intended downward adjustment and the opportunity to discuss it, with no assurances that any change will be made as a result of that discussion.

Notwithstanding the foregoing, Gerlich’s salary may be adjusted downward no more than ten percent (10%) per year, and no more than twenty percent (20%) in total from his original salary of $275,000, unless the base salary of the CEO is similarly decreased by twenty percent (20%) or more from the CEO’s base salary during Gerlich’s first year of employment, in which case the percentage reduction in Gerlich’s salary shall be no greater than the percentage reduction in the CEO’s salary and provided further that the CEO’s bonus and other compensation shall not have been increased in any amounts to offset all or any portion of such decrease in base salary. Further, should Gerlich’s salary be decreased by an amount greater than 20% of his original salary, Gerlich may, at his option, consider his employment terminated under Section 4(d), entitling Gerlich to Severance in accordance with Section 8 of this Agreement.

Gerlich shall be granted an option to acquire 250,000 common shares of Gastar stock at market price, as reflected at Closing of the Toronto Stock Exchange on the earlier of the first trading day following the Effective Date of this Agreement or the first date that such grant may be made per the terms of the Gastar Stock Option Plan and the Company’s established policies and procedures. Provided that Gerlich has not received notice of termination before said anniversary date, Gerlich shall be granted an additional option, on the one-year anniversary of the Effective Date of this Agreement to acquire an additional 125,000 common shares of Gastar stock at market price, as reflected at Closing of the Toronto Stock Exchange on the earlier of the first trading day after the one-year anniversary date, or first date that such grant may be made per the terms of the Gastar Stock Option Plan and the Company’s established policies and procedures following the one year anniversary date. All option grants will be made subject to the terms and conditions of the Gastar Stock Option Plan, including all vesting and pricing provisions, of which terms and conditions Gerlich, by execution of this Agreement, represents that he fully understands. Gerlich shall be considered for further option grants made to other senior officers of the Company in future years.

In addition, the Compensation Committee may (but is not obligated), on a yearly basis, or at such more frequent times as it may elect, award Gerlich a discretionary bonus or bonuses. Such bonus may take the form of cash compensation, the award of stock or stock options, royalty rights or otherwise. The bonus, if provided, shall reflect not only the results of the Company’s operations and business, but of Gerlich’s contribution to the Company’s operations and business. Gerlich is not eligible for any such discretionary bonus until after he has begun his second year of employment without provision of or receipt of written notice of termination.

Notwithstanding the foregoing, a first year bonus equal to 20% of Gerlich’s gross salary for his first year of employment shall be made within thirty (30) days of the anniversary date of Gerlich’s employment following the end of the first year of employment.

6.	Fringe Benefits.

(a)	Gerlich shall participate in, subject to eligibility requirements, Company’s employee pension plans and profit sharing plans, if any, and any other medical, dental, hospitalization, disability, life or other insurance or benefit programs on the same terms as apply to other executive staff employees of Company.

(b)	Company shall reimburse Gerlich for all necessary and reasonable business expenses incurred by him. For purposes of this Agreement, the determination of “necessary and reasonable business expense” is vested with the CEO.

7.	Liability Insurance and Indemnification. The Company represents and warrants that Gastar has in place Directors and Officers liability Insurance Policies, naming Gerlich as an insured against any and all claims, actions, causes of action, lawsuits or investigations which could be brought against Gerlich in his capacity as Vice President and Chief Financial Officer of Gastar, subject only to the specific exclusions set forth in said Policies, including without limitation, any exclusion for fraud, willful misconduct, or misrepresentation. For the period of time for which Gerlich is an employee of the Company, Company shall maintain these policies and timely pay all premiums due under those policies. The Company shall acquire such “tail” or other policies of insurance to continue the coverage of Gerlich, should he no longer be employed by the Company to cover any subsequent claims, actions, lawsuits, causes of action or investigations brought against Gerlich while in the capacity of CFO of the Company.

The Company shall indemnify and hold Gerlich harmless from any action, claim, lawsuit, cause of action or investigation brought against Gerlich, as the Vice President and Chief Financial Officer of the Company, regardless of whether the Directors and Officers Liability Insurance Policies are in place, and regardless of whether Gerlich has left the employ of the Company as Vice President, CFO, or otherwise. This agreement by the Company to indemnify and hold Gerlich harmless shall include the Company’s obligation to pay all damages, injuries and penalties incurred by Gerlich or against Gerlich, and Gerlich’s costs and reasonable attorneys’ fees. This agreement to indemnify and hold harmless shall not apply if and only if Gerlich is convicted of a felony which is affirmed on appeals or is not appealed, or is found guilty, by final verdict, of fraud or willful misconduct.

8.	Severance.

(a)	When Severance is Paid. Company shall pay a severance benefit to Gerlich if Gerlich’s employment is terminated for any reason other than those set forth in Section 4(e).

(b)	Amount of Severance Payment. Gerlich shall receive severance pay of two (2) years annual gross salary, (exclusive of bonuses received, stock options granted or exercised, or other non cash compensation), if required notice of his severance is received after May 17, 2006. Gerlich shall receive severance pay of one (1) year annual gross salary (exclusive of bonuses received, stock options granted or exercised, or other non cash compensation), if required notice of his severance is received on or before May 17, 2006. The severance payment will be calculated on the basis of Gerlich’s then current annual salary, to be earned in Gerlich’s then current employment year coincident with or immediately preceding the notice of termination of employment, payable in equal amounts over 100 weeks (the “Severance Pay Period”). The first such payment shall be made by the Company with such notice, and the remaining ninety nine (99) remaining payments shall be made weekly thereafter for the entirety of the severance Pay Period. There will be continuation of health insurance for Gerlich and his family, at Company’s expense, during the Severance Pay Period. Such health insurance shall be provided only if Gerlich timely elects COBRA continuation coverage. The duration of the provision of health inspection shall be subject to the limitations imposed by law and the Company’s insurance plan, notwithstanding the prior sentence. If Gerlich dies during the Severance Pay Period, Severance Pay and health benefits will continue for the benefit of Gerlich’s eligible beneficiary during the remainder of the Severance Pay Period. For purposes of determining Severance Pay under Paragraph 8(b), termination is deemed to have occurred on the date that written notice of termination and such first Severance Payment is received by Gerlich. The gross salary shall be that annualized salary for Gerlich’s employment year preceding the employment year during which said notice of termination is received, or, in the case of paragraph 4(a) and 4(b), when they become operative.

9.	Time Off. Gerlich shall be entitled each year to sick and holiday time off with full pay and benefits under arrangements equivalent to those that apply generally to all employees of Company. Gerlich be entitled to thirteen (13) working days (Monday through Friday) of vacation time off during 2005. Commencing January 1, 2006, Gerlich shall also be entitled to twenty (20) days (Monday through Friday) of vacation per full calendar year. Up to ten (10) days of vacation which are not used in each calendar year may be accumulated, up to a maximum of fifteen (15) days and shall be paid to Gerlich in a lump sum within thirty (30) days of termination of employment for any reason, except termination for Cause under Paragraph 4(c). Such payment shall be based on Gerlich’s W-2 compensation for the calendar year ending coincident with or immediately preceding Gerlich’s termination of employment multiplied by the number of days of accumulated vacation divided by 365.

10.	Moving and Relocation Expenses. Subject to his rights under Section 4(e), Gerlich’s reasonable moving and relocation expenses shall be completely paid for by the Company if the Board determines that it is the best interests of the Company for him to reside at a location more than fifty (50) miles from the Company’s current office location in Houston, Texas.

11.	Restrictive Covenant.

(a)

Gerlich will not, at any time, either during or after employment with Company, use or disclose to others any trade secrets (such as information, strategy, procedures, policies or practices relating to financial, marketing and/or operational data) or other confidential information about Company’s business or any of its proprietary rights, except as required in the ordinary course of performing employment duties for Company.

(b)	On termination of employment, and consistent with paragraph 4, Gerlich will deliver to Company all documents or papers (including diskettes or any other medium for electronic storage of information) relating to Company’s business or such trade secrets (such as information, strategy, procedures, policies or practices relating to financial, marketing and/or operational data) or confidential information that is in Gerlich’s possession or under Gerlich’s control without making copies or summaries of any such material.

(c)	Gerlich agrees that Company is entitled to be protected from the possibility that Gerlich may seek to become associated with a business that competes with Company. Gerlich agrees therefore as follows:

(i)	Unless specifically pre-approved by the CEO of the Company, in writing, which approval may not be unreasonably withheld, for a period of two (2) year(s) from Gerlich’s termination of employment with Company, if Gerlich’s termination occurs after the first full year of his employment, or for a period of one (1) year from Gerlich’s termination of employment with Company, if Gerlich’s termination occurs during his first full year of employment, Gerlich shall not directly or indirectly, whether as an equity owner, employee, consultant, officer, or director, or in any other capacity, engage in or have an interest in any business involved in “direct competition” with the Company in the exploration for and production of oil, gas or other hydrocarbons. As used in this Section 11(c)(ii), “direct competition” shall mean involvement on any property within two (2) miles of a then active current operation of the Company, or within two (2) miles of a then current active prospect of the Company. Gerlich specifically recognizes the reasonableness of the provisions of this Section 11(c)(i).

(ii)	Gerlich acknowledges that if this Agreement is violated, it will cause severe and irreparable injury to Company and its good will, an injury that is not adequately compensable by money damages. Accordingly, in the event of a breach (or attempted breach) of this Agreement, Company shall, in addition to any other rights or remedies, be entitled to immediate appropriate injunctive relief, such as an injunction, preliminary injunction or temporary restraining order, prohibiting any breach or threatened breach of this Agreement, or a decree of specific performance of this Agreement, without the necessity of showing any irreparable injury or special damages.

(iii)	Notwithstanding the foregoing, Gerlich’s current and future activities involving Working Interests or Overriding Royalty Interests that he and his wife, Diane Gerlich, own in certain producing properties in Texas, Colorado and Louisiana shall not be considered as either direct or indirect competition with the Company.

12.	Company Facilities and Staff Support. Company shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies, and staff support as are deemed appropriate by CEO and/or the Board of Directors in its sole discretion, after consultation with Gerlich to be necessary for Gerlich’s performance of his professional duties under this Agreement.

13.	Accounting. All determinations under this Agreement including, but not limited to, compensation and bonuses shall be made using accounting principles consistently applied in preparation of Company’s income tax returns by the independent certified public accounting then serving the Company, whose determination shall be binding on all parties. The determination of the accountant is not subject to arbitration or any other review by any tribunal or court and both Gerlich and Company specifically waive any right to challenge the determination of the accountant.

14.	Miscellaneous Provisions.

(a)	Notices. Unless otherwise agreed in writing, all notices required by this Agreement shall be in writing and shall be deemed given when physically delivered to a party or its duly authorized attorney or legal representative, or when deposited paid, registered or certified mail, addressed to the party at its principle business or residence, as set forth in Company’s records, or as known to or reasonably ascertainable by the party required to give notice.

(b)	General Rule of Construction. The parties have participated jointly in the negotiating and drafting of this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship.

(c)	Waivers. No assent, express or implied, by any party to any breach or default under this Agreement shall constitute a waiver of or assent to any breach or default of any other provision of this Agreement or any breach or default of the same provision on any other occasion.

(d)	Entire Agreement and Modification. This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by all parties.

(e)	Binding Effect; No Third Party Beneficiaries. This Agreement shall bind and benefit the parties and their respective heirs, devisees, beneficiaries, grantees, donees, legal representatives, successors and assigns. Nothing in this Agreement shall be construed to confer any rights or benefits on third party beneficiaries.

(f)	Assignment. Neither party may assign its interest in this Agreement without the other’s prior written consent; provided, however, that Company may assign its interest to another entity that it controls, is controlled by, or is under common control of the Company, so long as the entity to which the Agreement is to be assigned has sufficient assets and liquidity to pay any Severance owing Gerlich under the Agreement.

(g)	Captions. Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

(h)	Severability. Gerlich and Company hereby expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any sentence, paragraph, clause or combination of the same of this Agreement is in violation of the law of any state where applicable, such sentence, paragraph, clause or combination of the same shall be void in the jurisdiction where it is unlawful, and the remainder of the Agreement shall remain binding on the parties hereto. It is the intention of Gerlich and Company to make the covenants of this Agreement binding only to the extent that it may be lawfully done under the existing applicable laws. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the Company and Gerlich hereto agree, and it is their desire, that such court shall substitute a reasonable and enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforced as set forth herein by the parties themselves in the modified form, such modification to apply only in the jurisdiction of the court that has made the adjudication.

(i)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)	Effect of Termination. This Agreement shall continue in effect upon and after the termination of Gerlich’s employment for any reason to the extent necessary for the enforcement of any of its provisions that apply subsequent to any such termination.

(k)	Dispute Resolution. The federal and state courts of the State of Michigan and the State of Texas shall have concurrent jurisdiction over any and all disputes between the parties, including any claims arising out this Agreement or its termination, or any claim of employment discrimination. All parties hereto agree that jurisdiction and venue are proper in either Michigan or Texas.

(l)	Governing Law. This Agreement shall be governed by and construed under the laws of the State in which a legal action is commenced; and secondarily by the laws of the United States.

(m)	Mitigation Duty. Gerlich shall not have any duty to mitigate damages regarding severance payments and such shall not impact the Company’s obligation to pay such severance.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as specified above.

FIRST SOURCENERGY WYOMING, INC.		MICHAEL A. GERLICH

By:
Its:	President	Date:	April 26, 2005
Date:	April 26, 2005

GASTAR EXPLORATION, LTD.

By:
Its:	President and CEO
Date:	April 26, 2005